July 24, 2009

Mr. Robert G. Crockett
CEO
Ecology Coatings, Inc.
2701 Cambridge Court, Suite 100
Auburn Hills, MI 48326

Dear Bob:

This letter agreement outlines the changes that we agreed to in discussion with Jim Juliano today.

Duties:  I will continue to perform all of the duties of the Chief Financial and Accounting Officer of Ecololgy.

Attendance:  My attendance at Ecology Coating’s Auburn Hills office will not, in any case, be less than is required to timely discharge my duties. Additionally, I’ll provide my office schedule a week in advance so that you, Jim and Dan will be able to schedule accordingly, should the need arise.

Termination of Employment Contract:  Our Employment Agreement, dated February 1, 2008, will be terminated immediately.

Salary:  My current monthly salary of $5,833.33 is to continue through August 31, 2009.  As of September 1, 2009, my salary will decrease to $3,500 per month.

Medical Plan:  I will continue to be covered by the Company’s medical insurance through the end of August.  As of September 1, 2009, I will receive $1,000 on the first business day of the month as reimbursement for medical insurance. Such reimbursement will continue to be paid on the first day of each month thereafter that this agreement is effective. If my withdrawal from the Ecology Coatings, Inc. group medical insurance plan will result in a material increase in the rate for those remaining in the group, I will continue to participate in it. Should Ecology Coatings, Inc. not fulfill its obligations under this plan, my employment status for insurance purposes will become the obligation of Omega Development for 30 days, during which time Omega will pay all applicable premiums.

Medical Reimbursement:  I will be paid the $1,956.46 that the company owes me for 2008 medical insurance deductibles when the Company receives its next investment tranche.

Options:  I will receive 40,000 options to purchase shares of Ecology’s common stock at a strike price of $1/share, subject to board approval which will be granted prior to any announcements of deals, etc. The options will vest in increments of 10,000 on September 1, 2009, October 15, 2009, December 1, 2009, and January 15, 2010.  I’ll retain all other options subject to their current pricing and vesting provisions.

Termination:  This agreement will continue through September 30, 2009. At that point, it is cancelable by either party upon thirty days written notice. During that 30 days, I’ll continue to receive the salary and medical reimbursement covered above.

/s/ Kevin P. Stolz                                                                                                Ecology Coatings, Inc.
Kevin P. Stolz

By:  /s/ Robert G. Crockett
Robert G. Crockett

Its:  CEO